Key Gold Abandons Plan for Reverse Stock Split and Confirms
 Change to its Name

Boulder - (PRIMEZONE) - December 19, 2006 - Key Gold Corporation (OTCBB: KYGC) announces that it has abandoned its plan to reverse split its common stock on a 1-for-2 basis which plan had previously been announced on December 6, 2006.

Key Gold also announces that, effective at or about the end of this year, its name will be “Strategic Resources Ltd.”

About Key Gold:

Key Gold Corporation is in the business of exploring, acquiring, and developing advanced precious metals and base metals properties. The Company’s shares are quoted on the OTC Bulletin Board under the symbol “KYGC.”

Statements herein express management’s beliefs and expectations regarding future performance and are forward-looking and involve risks and uncertainties, including, but not limited to, the satisfactory completion of various surveys, the availability of sufficient operating capital to effectuate its business plans; fluctuations in the price of precious and non-precious metals; stock price fluctuations; and other risks. These risks are and will be detailed, from time to time, in Key Gold’s Securities and Exchange Commission filings, including its Forms 10-KSB, 10-QSB, and 8-K. Actual results may differ materially from management’s expectations.

For further information please visit our web site at www.keygoldcorp.com

Or Contact:
John Anderson (604) 628-5000